UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2023

EVERCORE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32975	20-4748747
(Commission File Number)	(I.R.S. Employer Identification No.)

55 East 52nd Street New York, New York	10055
(Address of Principal Executive Offices)	(Zip Code)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	EVR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 19, 2023, the Board of Directors (the “Board”) of Evercore Inc. (the “Company”) appointed Timothy LaLonde as its Chief Financial Officer, effective March 6, 2023. Mr. LaLonde will succeed Celeste Mellet, who is leaving Evercore in early February to pursue a different area of finance, as previously announced. In his new role, Mr. LaLonde will oversee Evercore’s financial, tax, internal audit, investor relations, information technology, and facilities functions and will also continue to serve as a member of Evercore’s Management Committee. Evercore appointed Paul Pensa, its controller, as interim Chief Financial Officer, effective upon Ms. Mellet’s departure, and he will continue in that role until Mr. LaLonde transitions out of his current role and his appointment becomes effective.

Pursuant to his employment agreement, Mr. LaLonde will receive total compensation of $6.5 million for fiscal year 2023, including an annual base salary of $500,000. The total compensation will be payable to Mr. LaLonde as severance benefits should he be terminated by the Company without cause or resign for good reason, each as defined in his employment agreement. There are no related-party transactions in which Mr. LaLonde or any of his immediate family members has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Mr. LaLonde, age 61, joined the Company in 2001 and currently serves as Co-Head of the U.S. Advisory business and holds several other global senior leadership roles around the firm. Over the past 22 years, Mr. LaLonde has been an integral part of Evercore’s leadership, driving the firm’s successful growth. Mr. LaLonde has over 33 years of experience in the investment banking industry and served clients for the first 20 years as an investment banker. He received his B.S.B. from the University of Minnesota; he received a M.Sc. from the London School of Economics and MBA from the Amos Tuck School at Dartmouth College.

Mr. Pensa will serve as interim Chief Financial Officer under his existing compensation arrangements, including an annual base salary for 2023 of $400,000. There are no related-party transactions in which Mr. Pensa or any of his immediate family members has an interest that would require disclosure under Item 404(a) of Regulation S-K. Mr. Pensa, 64, is a senior managing director and Evercore’s principal accounting officer. He is also the financial and operations principal for the Company’s U.S. broker-dealer, Evercore Group LLC. Mr. Pensa was previously a managing director and the deputy controller at the Bank of New York Mellon. Before that, he served as a managing director responsible for global regulatory and financial reporting and accounting policy assurance at Credit Suisse First Boston. He started his career as an auditor at KPMG. Mr. Pensa received an MBA in finance from Pace University. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

The above description of Mr. LaLonde’s employment is qualified in its entirety by reference to the copy of his employment agreement filed herewith as Exhibit 10.1 and incorporated herein by reference. The full text of the press release announcing Mr. LaLonde’s appointment is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Evercore Inc. and Timothy LaLonde, dated January 19, 2023

99.1	Press Release of Evercore Inc., dated January 20, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERCORE INC.

/s/ Jason Klurfeld
By: Jason Klurfeld
Title: General Counsel

Date: January 20, 2023